Exhibit 99.1

Contact: Terry Badger
Director of Communications
210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports 1Q09 results
Costs of shareholder election to restructure fund trusts
exerted negative impact on quarterly earnings
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SAN ANTONIO–November 7, 2008–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended September 30, 2008.
The company has scheduled a webcast for 10 a.m. Central time on Friday, November 7, 2008, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
U.S. Global has restructured the relationship with Charlemagne Capital Ltd. regarding the Eastern European Fund and Global Emerging Markets Fund. U.S. Global has assumed day-today management of the funds and thus will retain a greater share of the remuneration.
“We have knowledge and experience in emerging markets gained through our management of funds that focus on China, global natural resources and global infrastructure,” says Mr. Holmes. “We will use that expertise in directly managing the Eastern European Fund and Global Emerging Markets Fund.”
In addition, U.S. Global announced that it ended its investment advisory relationship with Endeavour Financial Corp. effective November 6, 2008. “Endeavour Financial has evolved with last year’s merger with Endeavour Mining Capital Corp. to create a merchant bank that can now manage its investments in the natural resources sector and, as a result, it no longer needs our expertise in this area. It has been a great experience working with this creative group,” says Mr. Holmes, who has also resigned his position as chairman of Endeavour Financial.

1Q09 earnings, Page 2
Nov. 7, 2008
In the first quarter of fiscal 2009, U.S. Global recorded a net loss of $1.85 million, or 12 cents per diluted share, on revenue of $8.85 million. This compares to net income of $2.41 million, or 16 cents per diluted share, on revenue of $12.95 million in the corresponding quarter in fiscal year 2008.
The company had one-time expenses of $3.57 million related to a fund shareholder election to, among other things, merge the company’s two investment trusts, update the fee structure of several funds, add performance fees to the equity funds, and implement a distribution plan for the funds intended to grow the assets under management. All changes resulting from the fund shareholder election were effective October 1, 2008.
Excluding the one-time expenses related to the fund shareholder election, U.S. Global earned $510,537, or 3 cents per diluted share, in the quarter ended September 30, 2008.
“The expenses that we incurred to conduct the special shareholder election were substantial in the short term, but in the longer term, the items approved by fund shareholders stand to have a significant positive impact on U.S. Global’s revenue and profitability when assets rise from the current levels,” says Mr. Holmes. “Our fee structure is now better aligned with fund performance and our results-oriented investment culture. We also should be able to generate the cash flow to grow and modernize our operations, and to hire top-caliber intellectual capital.
“Market volatility and the short-term uncertainty about an economic recovery has had a negative effect on our corporate investments this quarter,” Mr. Holmes says. “Markets were extremely challenging in the past quarter as the credit crisis worsened. We were among those affected by an indiscriminate selling spree by overleveraged investment banks, hedge funds and others that had to raise cash fast. U.S. Global has no debt on its balance sheet, which puts us in a strong financial position going forward.”
During the quarter, U.S. Global’s revenue declined primarily as a result of lower assets under management due to a market turndown in the natural resources and emerging markets sectors. The lower AUM can be attributed mostly to declining market values, with a far lesser impact coming from fund redemptions.
Assets under management for SEC-registered funds and other clients stood at about $3.33 billion as of September 30, 2008. Total assets under management during the latest quarter averaged $4.47 billion.

1Q09 earnings, Page 3
Nov. 7, 2008
Selected financial data (unaudited) for the three months ended September 30

	2008	2007
Revenue	$8,847,545	$12,950,773
Expenses	$11,576,385	$9,320,746
Tax (benefit) expense	$(883,691)	$1,221,195
Net income (loss)	$(1,845,149)	$2,408,832
Earnings per share (basic)	$(0.12)	$0.16
Earnings (loss) per share (diluted)	$(0.12)	$0.16
Avg. common shares outstanding (basic)	15,258,530	15,241,822
Avg. common shares outstanding (diluted)	15,285,155	15,271,489
Avg. assets under management	$4.47 billion	$5.04 billion
U.S. Global Investors, Inc.
Non-GAAP Disclosure
QE 09/30/08
Non-GAAP Disclosures. U.S. Global Investors reports its financial results on a GAAP basis; however, management believes that evaluating the company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations excluding expenses related to one-time events and considers them to be effective indicators, for both management and investors. U.S. Global’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	3 Months Ended
	9/30/2008	9/30/2007
Revenue, GAAP basis	$8,847,545	$12,950,773

Net Income (Loss), GAAP basis	$(1,845,149)	$2,408,832
Non-GAAP adjustments, net of tax:
USGIF Trust merger-related costs, net of tax	2,355,686	—

Net Income, as adjusted	$510,537	$2,408,832

Basic weighted average shares outstanding	15,258,530	15,241,822
Basic earnings per share, GAAP basis	$(0.12)	$0.16
Basic earnings per share, as adjusted	$0.03	$0.16

Diluted weighted average shares outstanding	15,285,155	15,271,489
Diluted earnings per share, GAAP basis	$(0.12)	$0.16
Diluted earnings per share, as adjusted	$0.03	$0.16

1Q09 earnings, Page 4
Nov. 7, 2008
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $4.47 billion in assets under management for the quarter ended September 30, 2008, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
Please consider carefully the fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.